UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:	December 23, 2008
Date of earliest event reported:	December 18, 2008

OFFICEMAX INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	1-5057	82-0100960
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

263 Shuman Blvd.

Naperville, Illinois 60563

(Address of principal executive offices) (Zip Code)

(630) 438-7800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 23, 2008, OfficeMax Incorporated (the “Company”) amended and restated its OfficeMax Incentive and Performance Plan (the “Plan”).  The description of the Plan under the headings “Proposed Plan Amendments” and “Material Features of the OMIPP” included in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on March 10, 2008 are incorporated herein by reference.

On December 18, 2008, the Company’s board of directors (the “Board”) approved an amendment to the Plan to allow the executive compensation committee of the Board the discretion to establish annual incentive award performance periods that are shorter than a full fiscal year.

This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the form of amendment, included as Exhibit 99.1 to this filing.  Exhibit 99.1 is incorporated by reference into this Item 5.02.

Item 8.01               Other Events.

Dividend Suspended

On December 18, 2008, the Board voted to suspend the payment of quarterly cash dividends on the Company’s common stock, effective immediately, due to the impact of continued weak economic conditions.  Suspending the common stock dividend will result in annual savings of approximately $45 million.

This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the form of press release included as Exhibit 99.2 to this filing.  Exhibit 99.2 is incorporated by reference into this Item 8.01.

Update on Timber Notes

On September 18, 2008, the Company filed a Current Report on Form 8-K with the Securities and Exchange Commission containing information related to an event of default under a portion of its timber installment notes received in connection with its sale of timberlands in 2004.  The timber installment notes were held by bankruptcy remote entities formed by the Company (the “OMX SPEs”).  One timber installment note, in the original principal amount of $817.5 million, was guaranteed by Lehman Brothers Holdings Inc. (“Lehman”).  This installment note was monetized through the issuance of securitization notes by one of the OMX SPE’s, OMX Timber Finance Investments II, LLC (“OMX Timber II”).  Lehman filed a petition on September 15, 2008 in the United States Bankruptcy Court for the Southern District of New York seeking relief under chapter 11 of the United States Bankruptcy Code.  As a result of Lehman’s bankruptcy filing, an event of default occurred under the Lehman guaranteed installment note.

On October 29, 2008, we issued a press release providing an update on the Lehman guaranteed installment note and the securitization notes that our wholly-owned bankruptcy remote subsidiary, OMX Timber II, has issued and outstanding.  That press release was filed as an exhibit to our Current Report on Form 8-K filed on October 30,

2008.  On November 6, 2008, we issued an additional press release providing an update on the amount of the impairment charges related to the Lehman guaranteed installment note.  That press release was furnished as an exhibit to our Current Report on Form 8-K furnished on November 6, 2008.

As we stated in the October 29 press release, we anticipated that a payment default would occur on that date under the Lehman guaranteed installment note, which would result in OMX Timber II failing to make the full payment due on that date to the holders of the securitization notes.  In fact, no payment was made on October 29 with respect to the Lehman guaranteed installment note.  As a result, OMX Timber II was not able to and did not make the payment due on October 29 to holders of the securitization notes.

On December 18, 2008, as a result of OMX Timber II’s payment default, the trustee for the holders of the securitization notes provided notice to OMX Timber II accelerating the unpaid balance of the securitization notes plus accrued and unpaid interest.

This procedural step has not affected the analysis or expectations reflected in our October 29 and November 6, 2008 press releases.

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit 99.1	Second Amendment to the 2003 OfficeMax Incentive and Performance Plan as amended and restated effective April 23, 2008

Exhibit 99.2	OfficeMax Incorporated Press Release dated December 18, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 23, 2008

OFFICEMAX INCORPORATED

	By:	/s/ Matthew R. Broad
Matthew R. Broad
Executive Vice President and General Counsel

EXHIBIT INDEX

Number	Description
Exhibit 99.1	Exhibit 99.1 Second Amendment to the 2003 OfficeMax Incentive and Performance Plan as amended and restated effective April 23, 2008

99.2	Exhibit 99.2 OfficeMax Incorporated Press Release dated December 18, 2008